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Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

Audit Committee of the Board of Directors and Stockholders
First Mariner Bancorp
Baltimore, Maryland

        We consent to the incorporation by reference in the Registration Statements (Nos. 333-60961, 333-60963 and 333-60967) on Form S-8 and (No. 333-67854) on Form S-2 of First Mariner Bancorp and subsidiary (First Mariner) of our report dated February 14, 2003, relating to the consolidated statements of financial condition of First Mariner as of December 31, 2002 and 2001, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 2002, which report appears in the December 31, 2002 annual report on Form 10-K of First Mariner.

                      /s/ Stegman & Company

Baltimore, Maryland
March 28, 2003

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  Exhibit 23.1